EXHIBIT 99.1

AT SGK:
Timothy Allen
Vice President, Finance
Operations and Investor Relations
847-827-9494
timothy.allen@sgkinc.com

SGK ANNOUNCES 2013 FOURTH-QUARTER AND FULL-YEAR RESULTS

Full-Year 2013 Operating Income Grew $55.2 million, Earnings Per Diluted Share From Continuing Operations Improved $1.41 and Debt Reduced by 30.2 Percent

Des Plaines, IL, March 5, 2014—Schawk, Inc. (NYSE: SGK), now marketed as SGK (the “Company”), a leading global brand development, activation and deployment company, reported fourth-quarter and full-year 2013 results. Income from continuing operations in the fourth quarter of 2013 was $5.8 million, or $0.22 per diluted share, versus a loss of $18.1 million, or a loss of $0.69 per diluted share, in the fourth quarter of 2012. For the 2013 full year, income from continuing operations was $13.2 million, or $0.50 per diluted share, compared to a loss of $23.6 million, or a loss of $0.91 per diluted share, for the comparable prior-year period.

Improvement in income from continuing operations for the 2013 fourth-quarter and full-year periods included a decrease in multiemployer pension withdrawal expense of $31.7 million and $31.5 million for the fourth quarter and full year, respectively, related to the Company's decision in 2012 to completely withdraw from its remaining multiemployer pension plan within the United States.

Operating income for the fourth quarter of 2013 was $10.8 million compared to an operating loss of $26.5 million for the same quarter of 2012. For the full year of 2013, operating income was $24.2 million compared to an operating loss of $31.0 million in 2012, representing an improvement of $55.2 million.

On a non-GAAP basis, adjusting for financial impacts relating to the 2012 multiemployer pension withdrawal expense and certain other items further detailed in this release, 2013 fourth-quarter adjusted operating income was $13.2 million compared to $8.6 million in the prior-year period for an improvement of 53.4 percent. For the full-year 2013, adjusted operating income was $35.2 million compared to $23.7 million in 2012 for an improvement of 48.6 percent.

Adjusted income from continuing operations was $7.3 million, or $0.28 per diluted share, for the fourth quarter of 2013 compared to $3.7 million, or $0.14 per diluted share, during the same period of 2012. For the 2013 full year, adjusted income from continuing operations was $20.2 million, or $0.77 per diluted share, compared to $10.8 million, or $0.41 per diluted share, during the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Chief Executive Officer David A. Schawk commented, “During 2013, our profitability rose significantly as we further leveraged our operations, continued to align with client strategies and market trends and expanded our technological capabilities. The year-over-year improvement in adjusted operating income was $11.5 million, or 48.6 percent. Moreover, we reduced our total debt by $25.1 million, or 30.2 percent, during the year, primarily reflecting the improved cash flow from increased profitability and capital spending reductions on technology initiatives.

"Meantime, revenue grew 2.7 percent globally within our largest client channel, consumer packaged goods. Despite the continued challenging economic environment, our CPG revenue has grown for two consecutive years reflecting the investments we have made and continue to make in expanding our opportunities for long-term profitable revenue growth. However, our CPG revenue growth for 2013 was offset by continued declines in promotional activity with retail and advertising clients, which occurred primarily within the Americas segment. Our Europe segment and, in particular, our Asia Pacific segment continued to expand in 2013, benefiting from improved penetration in emerging markets, investments in expanding global capabilities, and client actions to consolidate spending with fewer marketing partners."

Consolidated Results for the Year Ended December 31, 2013
Consolidated net revenues in 2013 were $442.6 million compared to $441.3 million in 2012, an increase of approximately $1.4 million, or 0.3 percent. Year-over-year revenues were negatively impacted by changes in foreign currency translation rates of approximately $2.6 million, as the U.S. dollar increased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries. Excluding the negative impact of foreign currency translation changes, consolidated net revenues would have grown approximately $3.9 million, or 0.9 percent.

Consumer packaged goods (CPG) client revenue during 2013 was $384.1 million, or 86.8 percent of total net revenues, compared to $374.1 million in the same period of 2012, an increase of 2.7 percent, primarily due to greater product activity with brand development and deployment. Retail and advertising client revenue in 2013 was $58.5 million, or 13.2 percent of total revenues, a decrease of 12.9 percent, from $67.2 million during 2012, primarily driven by continued reductions in client promotional activity.

Cost of services (excluding depreciation and amortization) was $270.6 million in 2013, a decrease of approximately $9.3 million from $279.9 million in 2012 mainly due to cost reduction actions taken during 2012 and throughout 2013. As a percentage of revenue, 2013 cost of services (excluding depreciation and amortization) improved 230 basis points to 61.1 percent from 63.4 percent in the prior year.

Selling, general and administrative expenses (excluding depreciation and amortization) decreased $1.3 million to $118.7 million in 2013 from $120.0 million in 2012. Reductions in expenses were driven by the Company's cost reduction efforts implemented during 2012 and throughout 2013 and more than offset investments that the Company made to improve its opportunities for long-term revenue growth. As a percentage of revenue, 2013 selling, general and administrative expenses (excluding depreciation and amortization) improved 40 basis points to 26.8 percent from 27.2 percent in 2012.

Business and systems integration expenses related to the Company’s information technology and business process improvement initiative decreased $4.6 million to $7.5 million in 2013 from $12.1 million in 2012, as the Company’s investment in the system build phase was substantially complete.

 SGK Announces 2013 Fourth-Quarter and Full-Year Results

Acquisition integration and restructuring expenses related to employee terminations and other associated costs arising from the Company’s continued focus on consolidating, reducing and re-aligning its work force and operations decreased from $5.3 million in 2012 to $1.8 million in 2013. The actions taken during 2013 are expected to result in annualized savings of approximately $6.4 million, with approximately $2.8 million realized during 2013.

Multiemployer pension withdrawal expense decreased $31.5 million during 2013 compared to the prior year, as expenses related to the Company's decision in 2012 to completely withdraw from its remaining multiemployer pension plan in the United States were not incurred in 2013.

Long-lived asset impairment expenses decreased by $3.8 million, to $0.5 million, in 2013 compared to the prior year, principally related to the write down in 2012 of customer relationship intangible assets at certain locations within the Americas and Europe segments, coupled with expenses associated with company-owned real estate that was written down to its estimated market value.

Operating income improved to $24.2 million in 2013 compared to a loss of $31.0 million in 2012 driven primarily by the absence of multiemployer pension withdrawal expense in 2013 as well as the aforementioned reduction in other expenses. Non-GAAP adjusted operating income was $35.2 million for 2013 compared to $23.7 million in the prior-year comparable period.

Tax expense was $6.9 million in 2013 compared to a benefit of $10.9 million during 2012, due primarily to the Company's improvement in year-over-year income from continuing operations.

Income from continuing operations was $13.2 million in 2013, or $0.50 per diluted share, compared to a loss of $23.6 million, or a loss of $0.91 per diluted share, in 2012. Non-GAAP adjusted income from continuing operations was $20.2 million, or $0.77 per diluted share, for 2013 compared to $10.8 million, or $0.41 per diluted share, on a comparable basis for the prior-year period.

Management Adjusted EBITDA Performance
Management Adjusted EBITDA for 2013 was $55.3 million compared to $44.6 million in the prior-year period. Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
SGK invites you to join its fourth-quarter and full-year 2013 earnings conference call on Friday, March 7, 2014, at 9:00 a.m. Central time. To participate in the conference call, please dial 866-383-8009 or 617-597-5342 at least five minutes prior to the start time and ask for the Q4 2013 SGK conference call, or on the Internet, go to http://www.media-server.com/m/acs/68827cf07e9e9b99aa10fad35e85763e. If you are unavailable to participate on the live call, a replay will be available through March 14 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 16725435, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://www.media-server.com/m/acs/68827cf07e9e9b99aa10fad35e85763e.

SGK Announces 2013 Fourth-Quarter and Full-Year Results

About SGK
SGK is a leading global brand development, activation and deployment company that drives brand performance. By creating brands, helping sell brands, producing brand assets and protecting brand equities, we help our clients achieve higher brand performance. SGK's global footprint spans more than 20 countries. For more information visit: http://www.sgkinc.com.

Non-GAAP Financial Measures
In addition to the presentation of Management Adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items. These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release. The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and, specifically, market conditions for the consumer products industry in the U.S. and abroad; the level of demand for the Company’s services; unfavorable foreign exchange fluctuations; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; the ability of the Company to implement its business strategy and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance; the ability of the Company to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; the stability of state, federal and foreign tax laws; the ability of the Company to identify and capitalize on industry trends and technological advances in the imaging industry; higher than anticipated costs or lower than anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative or unanticipated costs or difficulties associated with integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; any impairment charges due to declines in the value of the Company’s fixed and intangible assets, including goodwill; the stability of political conditions in foreign countries in which the Company has production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
For more information about SGK, visit its website at http://www.sgkinc.com.

Schawk, Inc. is now marketed as SGK

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues	$114,280	$117,126	$(2,846)	(2.4)%

Operating expenses:
Cost of services (excluding depreciation and amortization)	68,012	74,245	(6,233)	(8.4)%
Selling, general and administrative expenses (excluding depreciation and amortization)	28,492	29,832	(1,340)	(4.5)%
Depreciation and amortization	4,578	4,445	133	3.0%
Business and systems integration expenses	1,155	1,627	(472)	(29.0)%
Acquisition integration and restructuring expenses	546	560	(14)	(2.5)%
Foreign exchange loss (gain)	662	1,275	(613)	(48.1)%
Multiemployer pension withdrawal expense	--	31,683	(31,683)	nm
Operating income (loss)	10,835	(26,541)	37,376	nm

Other income (expense)
Interest income	100	47	53	nm
Interest expense	(1,021)	(976)	(45)	4.6%

Income (loss) from continuing operations before income taxes	9,914	(27,470)	37,384	nm
Income tax provision (benefit)	4,158	(9,357)	13,515	nm

Income (loss) from continuing operations	5,756	(18,113)	23,869	nm
Income (loss) from discontinued operations, net of tax	(85)	13	(98)	nm

Net income (loss)	$5,671	$(18,100)	$23,771	nm

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.22	$(0.69)	$0.91
Income (loss) from discontinued operations	(0.01)	--	(0.01)
Net income (loss) per common share	$0.21	$(0.69)	$0.90

Weighted average number of common and common equivalent shares outstanding:
Diluted	26,482	26,069

Comprehensive income (loss)	$5,713	$(17,171)

nm = not meaningful

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

	Year Ended
	December 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues	$442,640	$441,282	$1,358	0.3%

Operating expenses:
Cost of services (excluding depreciation and amortization)	270,559	279,901	(9,342)	(3.3)%
Selling, general and administrative expenses (excluding depreciation and amortization)	118,706	120,006	(1,300)	(1.1)%
Depreciation and amortization	18,136	17,416	720	4.1%
Business and systems integration expenses	7,488	12,086	(4,598)	(38.0)%
Acquisition integration and restructuring expenses	1,774	5,256	(3,482)	(66.2)%
Foreign exchange loss	1,286	1,823	(537)	(29.5)%
Impairment of long-lived assets	502	4,281	(3,779)	(88.3)%
Multiemployer pension withdrawal expense	--	31,480	(31,480)	nm
Operating income (loss)	24,189	(30,967)	55,156	nm

Other income (expense)
Interest income	255	129	126	97.7%
Interest expense	(4,324)	(3,652)	(672)	18.4%

Income (loss) from continuing operations before income taxes	20,120	(34,490)	54,610	nm
Income tax provision (benefit)	6,902	(10,872)	17,774	nm

Income (loss) from continuing operations	13,218	(23,618)	36,836	nm
Income (loss) from discontinued operations, net of tax	(6,693)	202	(6,895)	nm

Net income (loss)	$6,525	$(23,416)	$29,941	nm

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.50	$(0.91)	$1.41
Income (loss) from discontinued operations	(0.25)	0.01	(0.26)
Net income loss per common share	$0.25	$(0.90)	$1.15
Weighted average number of common and common equivalent shares outstanding:
Diluted	26,354	25,924

Comprehensive income (loss)	$5,271	$(20,637)

nm = not meaningful

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)
	December 31,	December 31,
	2013	2012

Assets

CCurrent assets:
Cash and cash equivalents	$6,171	$9,651
Trade accounts receivable, less allowance for doubtful accounts of $2,040 at December 31, 2013 and $2,052 at December 31, 2012	96,559	91,234
Unbilled services	18,095	20,924
Prepaid expenses and other current assets	8,584	10,100
Income tax receivable	2,053	3,032
Deferred income taxes	1,227	235
Current assets of discontinued operations	--	3,854
Total current assets	132,689	139,030

Property and equipment, net	59,003	60,583
Goodwill, net	201,913	211,903
Other intangible assets, net:
Customer relationships	24,035	28,781
Other	461	633
Deferred income taxes	4,218	5,983
Other assets	8,222	6,771
Long term assets of discontinued operations	--	5,137

Total assets	$430,541	$458,821

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,132	$17,833
Accrued expenses	51,137	55,218
Deferred income taxes	215	2,175
Income taxes payable	3,902	609
Current portion of long-term debt	1,266	4,262
Current liabilities of discontinued operations	--	1,134
Total current liabilities	73,652	81,231

Long-term liabilities:
Long-term debt	56,636	78,724
Deferred income taxes	8,759	2,044
Other long-term liabilities	40,647	44,875
Long-term liabilities of discontinued operations	--	1,164
Total long-term liabilities	106,042	126,807

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,321,010 and 31,172,666 shares issued at December 31 2013 and December 31, 2012, respectively, 26,226,303 and 26,113,544 shares outstanding at December 31, 2013 and December 31, 2012, respectively	229	227
Additional paid-in capital	213,247	209,556
Retained earnings	92,000	93,897
Accumulated comprehensive income, net	10,605	11,859
Treasury stock, at cost, 5,094,707 and 5,059,122 shares of common stock at December 31, 2013 and December 31, 2012, respectively	(65,234)	(64,756)
Total stockholders’ equity	250,847	250,783

Total liabilities and stockholders’ equity	$430,541	$458,821

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk Inc. Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	December 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues:
Americas	$84,015	$90,212	$(6,197)	(6.9)%
Europe	24,270	20,984	3,286	15.7%
Asia Pacific	9,847	10,036	(189)	(1.9)%
Intersegment revenue elimination	(3,852)	(4,106)	254	6.2%

Total (1)	$114,280	$117,126	$(2,846)	(2.4)%

Operating segment income (loss):
Americas	$16,987	$(17,052)	$34,039	nm
Europe	3,044	731	2,313	nm
Asia Pacific	223	515	(292)	(56.7)%
Corporate	(9,419)	(10,735)	1,316	12.3%

Operating income (loss)	$10,835	$(26,541)	$37,376	nm

(1) Quarter-over-quarter net revenues were negatively impacted by changes in foreign currency translation rates for the Americas and Asia Pacific segments by approximately $0.7 million and $0.6 million, respectively. Net revenues for the Europe segment benefited by $0.4 million for the quarter. Total consolidated net revenues were negatively impacted by changes in foreign currency translation rates by approximately $0.9 million in the fourth quarter of 2013 compared to the prior-year comparable quarter.

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk Inc. Segment Financial Data

(In thousands)

	Year Ended
	December 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues:
Americas	$331,380	$333,494	$(2,114)	(0.6)%
Europe	87,176	85,763	1,413	1.6%
Asia Pacific	42,454	38,923	3,531	9.1%
Intersegment revenue elimination	(18,370)	(16,898)	(1,472)	(8.7)%

Total (1)	$442,640	$441,282	$1,358	0.3%

Operating segment income (loss):
Americas	$57,566	$10,523	$47,043	nm
Europe	5,488	979	4,509	nm
Asia Pacific	3,196	2,124	1,072	50.5%
Corporate	(42,061)	(44,593)	2,532	5.7%

Operating income (loss)	$24,189	$(30,967)	$55,156	nm

(1) Year-over-year net revenues were negatively impacted by changes in foreign currency translation rates for the Americas and Asia Pacific segments by approximately $0.9 million and $1.6 million, respectively. Total consolidated net revenues were negatively impacted by changes in foreign currency translation rates by approximately $2.6 million in the full year of 2013 compared to the prior-year.

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating income (loss) - GAAP	$10,835	$(26,541)	$24,189	$(30,967)
Adjustments:
Business and systems integration expenses	1,155	1,627	7,488	12,086
Foreign currency (gain) loss	662	1,275	1,286	1,823
Impairment of long-lived assets	--	--	502	4,281
Acquisition integration and restructuring expenses	546	560	1,774	5,256
Multiemployer pension withdrawal expense	--	31,683	--	31,480
Reduction of contingent consideration liability	--	--	--	(245)

Adjusted operating income - non GAAP	$13,198	$8,604	$35,239	$23,714

Income (loss) from continuing operations - GAAP	$5,756	$(18,113)	$13,218	$(23,618)
Adjustments – net of tax effects (1):
Business and systems integration expenses	713	1,005	4,624	7,463
Foreign currency (gain) loss	465	891	897	1,265
Impairment of long-lived assets	--	--	320	2,833
Acquisition integration and restructuring expenses	368	385	1,176	3,523
Multiemployer pension withdrawal income	--	19,564	--	19,439
Reduction of contingent consideration liability	--	--	--	(151)

Adjusted income from continuing operations – non GAAP	$7,302	$3,732	$20,235	$10,754

Earnings (loss) from continuing operations per diluted share - GAAP	$0.22	$(0.69)	$0.50	$(0.91)
Adjustments – net of tax effects (1):
Business and systems integration expenses	0.03	0.04	0.18	0.29
Foreign currency (gain) loss	0.02	0.03	0.03	0.05
Impairment of long-lived assets	--	--	0.01	0.11
Acquisition integration and restructuring expenses	0.01	0.01	0.05	0.13
Multiemployer pension withdrawal income	--	0.75	--	0.75
Reduction of contingent consideration liability	--	--	--	(0.01)

Adjusted earnings from continuing operations per diluted share – non GAAP	$0.28	$0.14	$0.77	$0.41

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,482	26,069	26,354	25,924

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

SGK Announces 2013 Fourth-Quarter and Full-Year Results

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income (loss) from continuing operations - GAAP	$5,756	$(18,113)	$13,218	$(23,618)
Interest expense	1,021	976	4,324	3,652
Income tax expense (benefit)	4,158	(9,357)	6,902	(10,872)
Depreciation and amortization expense	4,578	4,445	18,136	17,416
Impairment of long-lived assets	--	--	502	4,281
Stock based compensation	193	464	1,644	3,129

Adjusted EBITDA – non GAAP	15,706	(21,585)	44,726	(6,012)

Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	(12)	452	792	1,650
Acquisition integration and restructuring expenses	--	--	--	246
Business and systems integration expenses	--	1,852	--	10,000
Multiemployer pension withdrawal expense	--	31,683	--	31,683

Adjusted EBITDA for covenant compliance – non GAAP	15,694	12,402	45,518	37,567
Acquisition integration and restructuring expenses	546	560	1,774	5,010
Business and systems integration expenses	1,155	--	7,488	2,086
Proforma effect of acquisitions and asset sales	12	(452)	(792)	(1,650)
Multiemployer pension plan withdrawal expense	--	--	--	(203)
Foreign exchange loss	662	1,275	1,286	1,823

Management Adjusted EBITDA – non GAAP	$18,069	$13,785	$55,274	$44,633

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not

SGK Announces 2013 Fourth-Quarter and Full-Year Results

indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.